Exhibit 99.2

Conference Call I June 5, 2023 Bellerophon Therapeutics

Bellerophon Therapeutics Overview | June 2023 2 Forward Looking Statements This presentation contains forward - looking statements that involve substantial risks and uncertainties . All statements, other than statements of historical facts, contained in this presentation, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward - looking statements . The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward - looking statements, although not all forward - looking statements contain these identifying words . We may not actually achieve the plans, intentions or expectations disclosed in our forward - looking statements, and you should not place undue reliance on our forward - looking statements . Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward - looking statements we make due to a number of important factors, including risks and uncertainties relating to : INOpulse® not proving to be an effective treatment or approved for marketing by the FDA, the timing and outcomes of our ongoing and expected clinical trials for our product candidates ; our ability to successfully develop, commercialize and market any of our product candidates ; our ability to obtain, maintain and enforce intellectual property rights ; competition ; our reliance on third parties ; our ability to obtain necessary financing ; and those risk factors discussed in the “Risk Factors” section and elsewhere in our most recent Form 10 - K and other periodic filings we make with the SEC . All forward - looking statements contained in this presentation reflect our current views with respect to future events . We assume no obligation, except as required by applicable law, to update any forward - looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in the forward - looking statements, even if new information becomes available in the future .

Bellerophon Therapeutics Overview | June 2023 3 Pivotal Phase 3 Trial Design Open label extension patients continue on iNO45 or switch from placebo to iNO45 Primary Endpoint • Change in MVPA assessed by Actigraphy Additional Endpoints • Change in Overall Activity assessed by Actigraphy • Patient Reported Outcomes (SGRQ, UCSD) • Time to Clinical Worsening Safety 145 patients fILD patients at risk for associated PH 4 months 4 months 1:1 Pulsed iNO45 µg/kg Placebo

Bellerophon Therapeutics Overview | June 2023 4 Demographics were balanced between the arms REBUILD Demographics INO45 Placebo Total Patients • Intermediate/High Probability of PH • Low Probability of PH 75 31 (41.3%) 44 (58.7%) 70 29 (41.4%) 41 (58.6%) Age – Mean (SD) 67.8 (9.5) 68.7 (9.4) Male (%) 64.0% 60.0% Race (%) • White • Black or African American • Asian • Other 81.3% 10.7% 2.7% 5.3% 80.0% 14.3% 2.9% 2.9% BMI – Mean (SD) 29.20 (4.87) 29.41 (4.36) Baseline MVPA – Mean (SD) 66.3 (46.8) 67.9 (53.4) Baseline 6 minute walk distance – Mean (SD) 267.3 (69.2) 266.3 (75.9) MVPA in minutes per day; 6 minute walk distance in meters

Bellerophon Therapeutics Overview | June 2023 5 Trial did not meet its primary endpoint of change in MVPA (moderate to vigorous physical activity) REBUILD Primary Endpoint (MVPA) Analysis based on all randomized subjects who received at least one dose of study treatment (defined as minimum use of 12 hou rs) ; Statistical analysis are calculated from MMRM (mixed model repeat measures) including the treatment group, visit, treatment - by - visit interaction, stratification factors (PH, CTD, PDE5) and baseline as fixed effects. *p - value calculated based MMRM analysis of log - transformed MVPA as specified in statistical analysis plan iNO45 Placebo Placebo Corrected Change Change from Baseline LS Mean (SE) - 9.22 (3.51) min/day - 3.74 (3.76) min/day - 5.49 min/day (p=0.2646*)

REBUILD Secondary Endpoints

Minimal difference between the two groups

Endpoint	INO45	Placebo	Placebo Corrected Change	p-value
Overall Activity	-74.36 counts/min	-77.88 counts/min	+3.51 count/min	0.8572*
UCSD SOBQ	+4.27 points	-0.25 points	+4.52 points	0.1397
SGRQ – Total	+4.83 points	+3.97 points	+0.86 points	0.6929
SGRQ – Activity	+4.77 points	+1.97 points	+2.79 points	0.2198
SGRQ – Impacts	+5.21 points	+4.12 points	+1.09 points	0.6910
6 minute walk distance	-12.36 meters	-12.54 meters	+0.19 meters	0.9866

Analysis based on all randomized subjects who received at least one dose of study treatment (defined as minimum use of 12 hours); Statistical analysis are calculated from MMRM (mixed model repeat measures) including the treatment group, visit, treatment-by-visit interaction, stratification factors (PH, CTD, PDE5) and baseline as fixed effects.

*p-value calculated based MMRM analysis of log-transformed MVPA as specified in statistical analysis plan

UCSD SOBQ (University of California Shortness of Breath Questionnaire); SGRQ (St. George's Respiratory Questionnaire); higher scores indicate deterioration

Bellerophon Therapeutics Overview | June 2023 | 6

Bellerophon Therapeutics Overview | June 2023 7 REBUILD Secondary Endpoints (time to event) Time to event, defined as first event, otherwise censored to the end date of the double - blind period. Log - Rank p - value is calculated from log rank test comparing INOpulse treatment group to placebo. Time to Clinical Worsening Time to Clinical Deterioration Time to Clinical Improvement p=0.7466 p=0.8583 p=0.9152

Bellerophon Therapeutics Overview | June 2023 8 Overall Safety profile was balanced REBUILD Safety Assessment Safety analysis based on all subjects who received at least one dose post randomization (defined as exposure to INOpulse of a ny duration) of treatment intervention. TEAE (treatment emergent adverse event) is defined as an AE with onset after the administration of treatment intervention thr oug h the end of the study or any event that was present at baseline but worsened in intensity or was subsequently considered drug - related by the investigator through the end of the stu dy. If a subject experienced more than 1 event in a given category, that subject is counted only once in that category. INO45 Placebo Subjects with TEAE 84.0% 74.3% Subject with Serious TEAE 20.0% 21.4% Death 4.0% 4.3%

Investor Contacts Bellerophon Investor Relations BTInvestorRelations@bellerophon.com Brian Ritchie I LifeSci Advisors britchie@lifesciadvisors.com 212 - 915 - 2578